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                                                                     EXHIBIT 5.1


                                  [LETTERHEAD]
                        STRADLING, YOCCA, CARLSON & RAUTH


                                 March 13, 1997


Micro Therapeutics, Inc.
1062 Calle Negocio #F
San Clemente, California  92673

            RE: Registration Statement on Form S-8 - 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1993 Plan") and 1996 Stock Incentive Plan (the "1996 Plan")

Ladies and Gentlemen:

      At your request, we have examined the form of Registration Statement on Form S-8, (the "Registration Statement"), being filed by Micro Therapeutics, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on March 14, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,250,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), issuable under the Company's 1993 Plan and the Company's 1996 Plan (the "Plans")

      We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

      Based on the foregoing, it is our opinion that the 1,250,000 shares of Common Stock to be issued under the Plans and against full payment therefor in accordance with the respective terms and conditions of the Plans will be legally and validly issued, fully paid and nonassessable.


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Micro Therapeutics, Inc.
March 13, 1997
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      We consent to the use of this opinion as an exhibit to the Registration
Statement.


                                    Very truly yours,

                                    STRADLING, YOCCA, CARLSON & RAUTH
                                    /s/ Stradling, Yocca, Carlson & Rauth